EXHIBIT 4.2

                               Amendment No. 1 to
                         Texas Regional Bancshares, Inc.
                       1997 Nonstatutory Stock Option Plan
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                               AMENDMENT NO. 1 TO

                         TEXAS REGIONAL BANCSHARES, INC.

                       1997 NONSTATUTORY STOCK OPTION PLAN



      Pursuant to action of the Board of Directors of Texas Regional Bancshares, Inc., a Texas corporation (hereinafter called the "Corporation"), as permitted by section 10 of the Texas Regional Bancshares, Inc. 1997 Nonstatutory Stock Option Plan (the "Plan"), the Plan is hereby amended as follows:

      Section 6(a) of the Plan is hereby amended to read in its entirety as follows:

                  "(a) OPTION PRICE. The option price under each option shall be determined by the Board of Directors or the Committee and shall be not less than the then current fair market value of the Common Stock, but in no event may such price be less than par value."


      The Plan is amended by this Amendment No. 1 effective as of June 9, 1998.


                                    Texas Regional Bancshares, Inc.


                                    By: /s/ G. E. RONEY
                                       Glen E. Roney, Chairman of the Board